UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Harris & Harris Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 5, 2015

To the Shareholders of Harris & Harris Group, Inc.:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Shareholders of Harris & Harris Group, Inc. (the “Company”) will be held on Friday, June 5, 2015, at 3:00 p.m., local time, at Proskauer Rose, Eleven Times Square, New York, New York 10036. This meeting has been called by the Board of Directors of the Company, and this notice is being issued at its direction. It has called this meeting for the following purposes:

1.	To elect six directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

2.	To ratify, confirm and approve the Audit Committee's selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2015;

3.	To cast an advisory vote on executive compensation as described in the Compensation Discussion & Analysis and the accompanying tabular and narrative disclosure as included herein; and

4.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

We encourage you to contact us at 877-846-9832, from 9:00 a.m. to 5:00 p.m. EST, if you have any questions.

Holders of record of the Company's common stock as of the close of business on April 9, 2015, will be entitled to vote at the annual meeting.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy card and return it promptly in the enclosed business reply envelope, which requires no postage if mailed in the United States, so you will be represented at the annual meeting. Even if you vote your shares prior to the meeting, you still may attend the meeting and vote your shares in person.

By Order of the Board of Directors,

April 30, 2015	Jacqueline M. Matthews
New York, New York	Secretary

IMPORTANT: PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. THE MEETING DATE IS JUNE 5, 2015.

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Harris & Harris Group, Inc.
1450 Broadway, 24th Floor
New York, New York 10018
(212) 582-0900

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 5, 2015

Our Board of Directors (“Board”) is sending you this proxy statement to ask for your vote as a shareholder of Harris & Harris Group, Inc. (the “Company,” “we,” “us” or “our”) on certain matters to be voted on at our upcoming 2015 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Friday, June 5, 2015, at 3:00 p.m., local time, at Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, and at any postponements or adjournments thereof. We are mailing this proxy statement and the accompanying notice and proxy card, along with our Company's Annual Report for the fiscal year ended December 31, 2014, on or about April 30, 2015.

ABOUT THE MEETING

What Is The Purpose of The Annual Meeting?

At the Annual Meeting, you will be asked to vote on the following proposals:

1.	To elect six directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified (“Election of Directors Proposal”);

2.	To ratify, confirm and approve the Audit Committee's selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2015 (“Ratification of Auditor Proposal”);

3.	To cast an advisory vote on executive compensation as described in the Compensation Discussion & Analysis and the accompanying tabular and narrative disclosure as included herein (“Advisory Vote on Compensation Proposal”); and

4.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

We are not aware of any other matter that will be presented for your vote at the Annual Meeting.

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Who Is Entitled To Vote?

Only shareholders of record at the close of business on the record date, April 9, 2015, are entitled to receive notice of and to vote the shares of our common stock that they held on the record date at the Annual Meeting, or any postponements or adjournments thereof. Each outstanding share of common stock entitles its holder as of the record date to cast one vote on each matter acted upon at the Annual Meeting. As of the record date, the Company had 31,280,843 shares of common stock outstanding (32,442,339 shares including restricted stock with voting rights). If your shares are held for your account by a broker, bank or other institution or nominee, you may vote such shares at the Annual Meeting only if you obtain proper written authority from your institution or nominee that you present at the Annual Meeting.

How Is A Quorum Determined?

Approval of any of the matters submitted for shareholder approval requires that a quorum be present. Our Bylaws provide that a majority of the shareholders entitled to vote, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” will be counted as shares present at the Annual Meeting for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner or other persons entitled to vote.

How Can I Vote?

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card and the Company receives it in time for the Annual Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominees as directors and FOR the other matters listed in the accompanying Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named on the proxies will vote upon such matters at their discretion.

What Does It Mean If I Receive More Than One Proxy Card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

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What Is Required To Approve Each Proposal?

Subject to the rules for broker non-votes and abstentions discussed below:

Election of Directors. For the Election of Directors Proposal, the directors will be elected by a plurality of the votes cast (that is, the six nominees who receive more affirmative votes than any other nominees will be elected).

Ratification of Auditor. For the Ratification of Auditor Proposal, the proposal will be approved if a majority of the votes cast are cast in favor.

Advisory Vote on Executive Compensation. For approving, on an advisory basis, the Advisory Vote on Compensation Proposal, the proposal will be approved if a majority of the votes cast are cast in favor. Although the vote is non-binding on the Company, the Board will consider the outcome of the vote when making future compensation decisions.

Other Matters. All other matters being submitted to a shareholder vote pursuant to the Notice of Annual Meeting will be approved if a majority of the votes cast on a particular matter are cast in favor of that matter.

What Happens If I Abstain?

For purposes of the Ratification of Auditor Proposal, the Advisory Vote on Compensation Proposal and unspecified matters that come before the meeting, votes withheld or abstentions will not be counted as votes cast on the matter and will have no effect on the result of the vote. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If your broker holds your shares in its “street” name, the broker may not vote your shares on the Election of Directors Proposal.

What Happens If A Quorum Is Not Present At The Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the meeting, either with or without the vote of shareholders. If we propose to have the shareholders vote whether to adjourn the Annual Meeting, the proxy holders will vote all shares for which they have authority in favor of the adjournment. We may also adjourn the Annual Meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

Who Will Bear The Costs Of This Solicitation?

Proxies are being solicited by Phoenix Advisor Partners, pursuant to its standard contract as proxy solicitor, the cost of which will be borne by us and is estimated to be approximately $7,000 plus out-of-pocket expenses. We will pay the cost of this solicitation of proxies by mail. Our officers and regular employees may also solicit proxies in person or by telephone without additional compensation. We will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we will reimburse these persons for related postage and clerical expenses. It is estimated that those costs will be approximately $45,000.

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May I Revoke My Vote?

Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time, before it is exercised, by written notification delivered to our Secretary, by voting in person at the Annual Meeting, or by executing another proxy bearing a later date.

What Are the Deadlines to Nominate Directors or to Propose Other Business for Consideration at the 2016 Annual Meeting of Shareholders?

Under Securities and Exchange Commission (“SEC”) rules, any shareholder proposals intended to be presented for inclusion in our proxy statement and form of proxy for the next Annual Meeting of Shareholders to be held in 2016 must be received in writing by the Secretary of the Company at Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, New York 10018, no later than January 1, 2016, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2016 Annual Meeting of Shareholders. In the event the date of next year’s annual meeting is changed by more than 30 days, we will announce the deadline for submitting shareholder proposals. Such deadline will be a reasonable time before the company begins to print and mail its proxy materials.

Shareholders who do not wish to follow the SEC rules for submitting a proposal must notify the Company in accordance with the provisions of the Company's Bylaws. Under our Bylaws, nominations for director may be made only by the Board, by the Nominating Committee, or by a shareholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the Bylaws) not less than 90 days nor more than 120 days prior to the anniversary of the date of the immediately preceding Annual Meeting of Shareholders (i.e., between February 6, 2016, and March 7, 2016); provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. Proposals must also comply with the other requirements contained in the Company's Bylaws. Submission of a proposal does not guarantee inclusion in the proxy statement, as the requirements of certain federal laws and regulations must be met by such proposals.

Rule 14a-4 of the SEC’s proxy rules allows us to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders, if we do not have notice of the matter at least 45 days before the anniversary of the date on which we first mailed our proxy materials for the prior year's annual meeting of shareholders or the date specified by the advance notice provision in our Bylaws. Our Bylaws contain such an advance notice provision as described above. For our annual meeting of shareholders expected to be held in May of 2016, shareholders must submit such written notice to our Secretary in accordance with our advance notice provision, as described above.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to our Secretary.

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How Many Shares Do the Company’s Principal Shareholders, Directors and Executive Officers Own?

Set forth below is information, as of April 9, 2015, with respect to the beneficial ownership of our common stock by (i) each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (ii) each of our directors and nominees, (iii) each of our named executive officers (as defined below) and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, to our knowledge, all shares are beneficially owned and investment and voting power is held by the persons named as owners. None of the shares owned by directors or officers have been pledged. Some of the information in the table below is from publicly available information that may be as of dates earlier than April 9, 2015. The percentage of ownership is based on 31,280,843 shares of common stock outstanding as of April 9, 2015, together with the exercisable options and/or shares of restricted stock for such shareholder, as applicable. In computing the percentage ownership of a shareholder, shares that can be acquired upon the exercise of outstanding options or shares of restricted stock are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise provided, the address of each holder is c/o Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, New York 10018.

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Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Common Shares Owned

Independent Directors:
Charles E. Ramsey	85,594(2)(3)	*
Dr. Phillip A. Bauman	72,849(2)(4)	*
Richard P. Shanley	59,401(2)	*
W. Dillaway Ayres, Jr.	49,123(2)	*
Stacy R. Brandom	9,473(5)	*

Interested Directors:
Douglas W. Jamison	375,754(6)	1.2

Named Executive Officers:
Daniel B. Wolfe	325,651(6)(7)	1.1
Alexei A. Andreev	301,576(6)	1.0
Misti Ushio	293,047(6)	*
Patricia N. Egan	101,405(8)	*
All directors and executive officers as a group (10 persons)	1,637,402(9)	5.3

Five Percent Shareholders:
Granahan Investment Management, Inc.	1,971,646(10)	6.3
404 Wyman Street
Waltham, MA 02451

Susan T. Harris	1,736,515(11)	5.4
c/o Lawrence B. Thompson, Esq.
Emmet, Marvin & Martin, LLP
120 Broadway
New York, NY 10271

The Financial Consulate Inc	1,611,466(12)	5.2
201 International Circle, Suite 520
Hunt Valley, MD 21030

Ariel Investments, LLC	1,581,593(13)	5.1
200 E. Randolph Drive, Suite 2900
Chicago, IL 60601

* Less than 1 percent.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “1934 Act”).
(2)	Includes 3,999 shares of restricted stock that are subject to forfeiture provisions.
(3)	All shares are owned jointly with wife.
(4)	Includes 5,637 shares owned by Ms. Milbry C. Polk, Dr. Bauman's wife.
(5)	Includes 2000 shares of restricted stock that are subject to forfeiture provisions.
(6)	Includes 230,000 shares of restricted stock that are subject to forfeiture provisions.
(7)	Includes 4,850 shares owned jointly with wife.
(8)	Includes 84,370 shares of restricted stock that are subject to forfeiture provisions.
(9)	Includes 1,026,365 shares of restricted stock that are subject to forfeiture provisions.
(10)	Based on information obtained in a Schedule 13G/A filed on February 12, 2015. Granahan Investment Management, Inc., has sole dispositive power for these shares and sole power to vote 22,508 of these shares.
(11)	Based on information obtained in a Schedule 13D/A filed on February 22, 2010, includes 1,128,261 shares that can be acquired upon the exercise of outstanding options.
(12)	Based on information obtained in a Schedule 13G filed on January 20, 2015. The Financial Consulate, Inc. has sole dispositive power and power to vote these shares.
(13)	Based on information obtained in a Schedule 13G filed on February 13, 2015. Ariel Investments, LLC has shared dispositive power for these shares and sole power to vote 983,682 of these shares.

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Set forth below is the dollar range of equity securities beneficially owned by each director and nominee as of April 9, 2015.

Name of Director or Nominee	Dollar Range of Equity Securities Beneficially Owned (1)(2)(3)

Independent Directors
W. Dillaway Ayres, Jr.	Over $100,000
Dr. Phillip A. Bauman	Over $100,000
Stacy R. Brandom	$10,001-$50,000
Charles E. Ramsey	Over $100,000
Richard P. Shanley	Over $100,000

Interested Directors
Douglas W. Jamison(4)	Over $100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) under the 1934 Act.
(2)	The dollar ranges are: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000 and over $100,000.
(3)	The dollar ranges are based on the price of the equity securities as of April 9, 2015.
(4)	Denotes an individual who is an “interested person” as defined in the Investment Company Act of 1940 (the “1940 Act”).

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ELECTION OF DIRECTORS

(Proposal No. 1)

The six nominees listed below have been nominated to serve as our directors until the next annual meeting or until their respective successors are duly elected and qualified. All nominees currently serve as directors. Although it is not anticipated that any of the nominees will be unable or unwilling to serve, in the unexpected event that any such nominees should become unable or decline to serve, it is intended that votes will be cast for substitute nominees designated by our present Board.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES.

Nominees

Certain information, as of April 9, 2015, with respect to each of the six nominees for election at the Annual Meeting is set forth below, including their names, ages and a brief description of their recent business experience and qualifications, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company. All of the nominees have agreed to serve for a one-year term if elected and consent to being referred to in this Proxy Statement. The nominees for election as directors of the Company have been divided into two groups — interested directors and independent directors. Interested directors are “interested persons” as defined in the 1940 Act. We do not currently have an advisory board.

Interested Directors

Douglas W. Jamison. Mr. Jamison, age 45, has served as the Company’s Chairman and Chief Executive Officer since January 2009, as President and as Chief Operating Officer from January 2005 through December 2008, as Treasurer from March 2005 to May 2008, as a Managing Director since January 2004, as Chief Financial Officer from January 2005 through December 2007 and as Vice President from September 2002 through December 2004. He has been a member of our Board since May 2007. Since January 2009, he has served as Chairman and Chief Executive Officer of H&H Ventures Management, Inc., a wholly owned subsidiary of the Company; since January 2005, he has served as a Director; and from January 2005 to December 2008, he served as President. Mr. Jamison is Chairman, President and a Director of ProMuc, Inc. He is a Director of Produced Water Absorbents, Inc. and Orig3n, Inc., and is Chairman of the Board of HzO, Inc., all privately held companies in which we have investments. He is a board observer of ABSMaterials, Inc., and Metabolon, Inc., privately held companies in which we have investments. He is Co-Editor-in-Chief of “Nanotechnology Law & Business.” From 1997 to 2002, he worked as a senior technology manager at the University of Utah Technology Transfer Office, where he managed intellectual property in physics, chemistry and the engineering sciences. He was graduated from Dartmouth College (B.A.) and the University of Utah (M.S.). We believe Mr. Jamison is qualified to serve on our Board because of his intimate knowledge of our operations through his day-to-day leadership as Chief Executive Officer of the Company along with his comprehensive experience on the boards of directors of many of our private portfolio companies.

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Independent Directors

W. Dillaway Ayres, Jr. Mr. Ayres, age 64, has served as a member of our Board since November 2006. Since May 2012, he has served as a member of the Board of Directors of H&H Ventures Management, Inc., a wholly owned subsidiary of the Company. He has served as the Chief Operating Officer of Cold Spring Harbor Laboratory, a research and educational institution in the biological sciences, since November 2000. Prior to joining Cold Spring Harbor Laboratory in 1998, Mr. Ayres had a 20-year business career during which he worked as a corporate executive at Union Carbide, American Express and American Broadcasting Corporation. He has also co-founded a venture capital-backed internet company and worked for five years in investment banking and private equity at Veronis Suhler & Associates in New York where he was a Managing Director. He was graduated from Princeton University (A.B.) and from the Columbia University Graduate School of Business (M.B.A.). We believe Mr. Ayres is qualified to serve on our Board because of his venture capital, investment banking and private equity experience, as well as his experience as a corporate executive spanning the length of his career. Additionally, his managerial role at a reputable research and educational institution in biological sciences as well as his expertise and credit-related experience for the institutions he has managed, further qualify him for his roles as a Director. His years of managerial experience also qualify him for his role as Chairman of the Compensation Committee.

Dr. Phillip A. Bauman. Dr. Bauman, age 59, has served as a member of our Board since February 1998. Since May 2012, he has served as a member of the Board of Directors of H&H Ventures Management, Inc., a wholly owned subsidiary of the Company. He is a Senior Attending of Orthopaedic Surgery at the Roosevelt Hospital Center at Mt. Sinai in Manhattan, and from 2000 to 2013, he has served as an elected member of the Executive Committee of the Medical Board of St. Luke's/Roosevelt Hospital. Since 2013, he has served on the Executive Committee of the Medical Board at the Roosevelt Hospital at Mt. Sinai. He is a founding member and has served on the Board of Managers of the Hudson Crossing Surgery Center from 2005 through 2012 until it was acquired by Amsurg in December 2013 and until 2013, was an Assistant Professor of Orthopaedic Surgery at Columbia University. From 1994 until 2014, he was Vice President of Orthopaedic Associates of New York. He has consulted for venture capital firms, including Skyline Venture Partners, a venture capital firm that specializes in healthcare companies. He is an active member of the American Academy of Orthopaedic Surgeons, the American Orthopaedic Society for Sports Medicine, the American Orthopaedic Foot and Ankle Society, the New York State Society of Orthopaedic Surgeons, the New York State Medical Society and the American Medical Association. He was graduated from Harvard College (A.B.), Harvard University (A.M.) and the College of Physicians and Surgeons at Columbia University (M.D.). We believe Dr. Bauman is qualified to serve on our Board because of his expertise in the area of the life sciences, the primary sector in which we invest. His medical background and his work in venture capital give him an in-depth understanding of risks associated with the structuring of investments in life sciences-related companies.

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Stacy R. Brandom. Ms. Brandom, age 57, has served as a member of our Board since January 1, 2014. Since March 6, 2014, she has served as a member of the Board of Directors of H&H Ventures Management, Inc., a wholly owned subsidiary of the Company. Since October 2009, Ms. Brandom has been an Executive Vice President and Chief Financial Officer of Trinity Wall Street, an historic Anglican church in lower Manhattan, N.Y. Prior to joining Trinity Wall Street, she was a Managing Advisor of Brandom Advisors, from 2008 to 2009. Ms. Brandom served as Chief Financial Officer and Managing Director of Citi Smith Barney from 2005 to 2007. She held various positions at JPMorgan Chase and its predecessor firms from 1984 to 2005, including Chief Financial Officer of JP Morgan Chase Corporate Sector and Chase Middle Market Group; Head of Strategy and Administration, Corporate Business Service of JP Morgan Chase; Head of Strategy and Administration and Managing Director, Global Investment Banking (Chase); Head of Strategy and Managing Director, Global Bank (Chemical Bank, pre Chase merger). She was graduated from the University of North Texas (B.B.A.) and the Kellogg School of Business at Northwestern University (M.B.A.). She is a member of the board of directors of Bridges to Community, a non-governmental organization dedicated to construction projects in Nicaragua, and a member of the board of directors of Westchester Jazz Orchestra. We believe Ms. Brandom is qualified to serve on our Board because of her financial and compliance experience and her connections in the investment banking industry.

Charles E. Ramsey. Mr. Ramsey, age 72, has served as a member of our Board since October 2002. Since May 2012, he has served as a member of the Board of Directors of H&H Ventures Management, Inc., a wholly owned subsidiary of the Company. Since 1997, he has been a consultant in the area of human resources and venture capital. He is a retired founder and principal of Ramsey/Beirne Associates, Inc., an executive search firm that specialized in recruiting top officers for high technology companies, many of which were backed by venture capital. He is a former member of the board of directors and Chairman Emeritus of Bridges to Community, a non-governmental organization dedicated to construction projects in Nicaragua and the Dominican Republic. As Chairman Emeritus, he served on the Executive, Personnel and Administration and Fund Development Committees. He was graduated from Wittenberg University (B.A.). We believe Mr. Ramsey is qualified to serve on our Board because of his long career in the field of human resources, where he recruited top officers and directors for high technology companies in the venture capital space. Also, Mr. Ramsey’s expertise and experience in human resources qualify him to serve as Chairman of our Nominating and Management Development Committee.

Richard P. Shanley. Mr. Shanley, age 67, has served as a member of our Board since March 2007. He has also served as our Lead Independent Director since May 2013. Since May 2012, he has served as a member of the Board of Directors of H&H Ventures Management, Inc., a wholly owned subsidiary of the Company. From February 2001 to December 31, 2006, he was a partner of Deloitte & Touche LLP. During his over 30 years of public accounting experience, he served as lead audit partner on numerous audit engagements for public and private companies and companies making public stock offerings. He served as lead audit partner primarily for biotechnology, pharmaceutical and high-tech companies, including companies enabled by nanotechnology. He has been actively involved on the Biotech Council of New Jersey, the New Jersey Technology Council, the New York Biotechnology Association, the Connecticut Venture Group, the Biotechnology Industry Organization and the NanoBusiness Alliance. He is Chairman of the board of directors of Redpoint Bio Corporation, a publicly held biotechnology company. He is an active member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants. He is a licensed Certified Public Accountant in New York. He was graduated from Fordham University (B.S.) and Long Island University (M.B.A.). We believe Mr. Shanley is qualified to serve on our Board because of his extensive prior financial, valuation and accounting experience, as well as his experience with companies investing in nanotechnology. Mr. Shanley’s career as a certified public accountant and as a partner at a large accounting firm qualify him for his role as Chairman of the Audit Committee. Mr. Shanley’s knowledge of the financial, valuation and accounting areas, further qualifies him to be our Lead Independent Director.

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Board and Committees

In 2014, there were six meetings of the Board, and the full Board acted four times by unanimous written consent. No director attended fewer than 75 percent of the total Board and committee meetings on which he or she served in 2014.

Our policy is that our directors are encouraged to attend annual meetings of shareholders. In 2014, all of the Company's directors attended the annual meeting of shareholders.

Board Leadership Structure

The Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer. The Board believes it should be free to choose its Chairman of the Board in any way that it deems best for the Company at any given point in time. Mr. Jamison, the current Chairman of the Board and Chief Executive Officer, is an “interested person” of the Company (as defined in Section 2(a)(19) of the 1940 Act). At present, the Board believes that Mr. Jamison’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its shareholders. Mr. Jamison possesses detailed and in-depth knowledge of the day-to-day and overall issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareholders, employees, and portfolio companies. The Board also believes that combining the Chairman of the Board and Chief Executive Officer roles is appropriate given our current asset size.

The Board members also believe that the Lead Independent Director plays an important role and fulfills most of the benefits to the Company of having an independent Chairman without the full expense of hiring an independent Chairman. The Lead Independent Director’s duties include acting as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, providing the Chairman with input regarding agenda items for Board and committee meetings, coordinating with the Chairman to provide information to the independent directors regarding their duties, coordinating the activities of the independent directors, including performing the role of Chairman of the Independent Directors Committee, coordinating the agenda for and moderating sessions of the Board's independent directors and other non-employee directors, and facilitating communications between the other members of the Board, between the Board and senior management, and between the Chief Compliance Officer and the Board. The Board believes that this approach appropriately and effectively complements the combined Chief Executive Officer/Chairman structure.

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In addition, all of the Directors, other than Mr. Jamison, are independent, and the Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions. Additionally, the independent directors serve as the chairpersons for all Board Committees (other than the Executive Committee) and meet on a quarterly basis in executive session with the Chief Compliance Officer.

Board’s Role in Risk Oversight

The Board as a whole, under the direction of the Lead Independent Director, has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees that report on their deliberations to the Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and the controls that management uses to mitigate those risks. Members of the senior management team meet annually to review the current risks for the Company’s business, and to ensure that the compliance policies and procedures are revised along with changes to the current risks. The risks and the amended policies and procedures are presented to the Board for its review and input at least annually. In addition, members of the senior management team meet quarterly to review strategic risks and report to the Board about these discussions as appropriate.

Additionally, the Board committees assist the full Board in risk assessment. The Independent Directors Committee meets regularly in executive session, with and without the Chief Compliance Officer, and oversees compliance and strategic risks of the Company. It also oversees the compliance policies and procedures of the Company and its service providers. The Audit Committee oversees compliance by the Company with legal and regulatory requirements. Specifically, the Audit Committee discusses with the Company’s management and independent registered public accountants the integrity of the Company’s financial reporting processes and controls, particularly the controls in areas representing significant financial and business risks, and reviews the Company’s compliance with certain regulatory requirements. The Audit Committee Chairman meets independently with the registered public accountants and the other outside accounting firms. The Compensation Committee reviews risks related to compensation policies and procedures. The Nominating and Management Development Committee considers risk assessment skills when considering nominees for the Board. The Board has appointed all independent members of the Board to the Valuation Committee to have oversight of valuation risk.

Communications with the Board

Shareholders and other interested parties may contact the Board, our Lead Independent Director, or any member of the Board by mail. To communicate with the Board, the Lead Independent Director or any member of the Board, correspondence should be addressed to the Board or the Board members with whom you wish to communicate, by either name or title. All such correspondence should be sent c/o Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, N.Y. 10018. Such correspondence will be forwarded to the appropriate Board member or members after screening to eliminate marketing and junk mail.

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Board Committees

The Company's Board had six committees comprised of the following members in 2014, all of whom except Mr. Jamison are independent under the rules of the Nasdaq Global Market and “not interested” directors for the purposes of the 1940 Act:

Executive	Audit	Compensation

Douglas W. Jamison(1)	Richard P. Shanley(1)	W. Dillaway Ayres(1)
W. Dillaway Ayres Lucio L. Lanza(2) Charles E. Ramsey Richard P. Shanley	W. Dillaway Ayres Stacy R. Brandom Lucio L. Lanza(2) Bruce W. Shewmaker(3)	Dr. Phillip A. Bauman Stacy R. Brandom Lucio L. Lanza(2) Charles E. Ramsey

Nominating	Valuation	Independent Directors

Charles E. Ramsey(1)	Lucio L. Lanza(1) (2)	Richard P. Shanley (1)
Dr. Phillip A. Bauman	W. Dillaway Ayres	W. Dillaway Ayres
Richard P. Shanley	Dr. Phillip A. Bauman	Dr. Phillip A. Bauman
Bruce W. Shewmaker(3)	Stacy R. Brandom Charles E. Ramsey Richard P. Shanley Bruce W. Shewmaker(3)	Stacy R. Brandom Lucio L. Lanza(2) Charles E. Ramsey Bruce W. Shewmaker(3)

(1) Denotes the Chairman of the Committee.

(2) Mr. Lanza resigned as a Board member effective March 3, 2015, and as of that date is no longer a member of this committee.

(3) Mr. Shewmaker resigned as a Board member as of December 31, 2014, and as of that date is no longer a member of this committee.

Executive Committee. The Executive Committee may meet from time to time between regular meetings of the Board for strategic planning and to exercise the authority of the Board to the extent provided by law. The Executive Committee did not meet or act by unanimous written consent in 2014.

Audit Committee. The Audit Committee (i) oversees all material aspects of our accounting and financial reporting processes, internal control and audit functions; (ii) monitors the independence and performance of our independent registered public accountants; (iii) provides a means for open communication among our independent registered public accountants, financial and senior management, and the Board; and (iv) oversees compliance by us with legal and regulatory requirements.

The Audit Committee operates pursuant to a written charter approved by our Board. A current copy of the Audit Committee Charter of the Company is available on our website (http://ir.hhvc.com/governance.cfm). The Audit Committee Charter sets out the responsibilities, authority and duties of the Audit Committee. The Audit Committee met four times and did not act by unanimous written consent in 2014. The Audit Committee has selected, and a majority of the Board has ratified, PricewaterhouseCoopers LLP (“PwC”) as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015, subject to shareholder approval.

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Audit Committee's Pre-Approval Policies

In 2014, the Audit Committee of the Company pre-approved all audit and non-audit services provided to us by PwC. The Audit Committee's Pre-Approval Policies and Procedures provide that the Audit Committee (or the Chairman pursuant to delegated authority) must pre-approve all auditing services and permitted non-audit services and that all such requests to provide services must be submitted to the Audit Committee or the Chairman, as the case may be, by both the independent auditor and the Chief Financial Officer.

The Audit Committee has determined that the provision of non-audit services that were provided during 2014 is compatible with maintaining PwC's independence in performing audit services for the Company.

Audit Committee Report

Our Audit Committee presents the following report:

The Audit Committee of the Company has performed the following functions: (i) the Audit Committee reviewed and discussed the audited financial statements of the Company with management, (ii) the Audit Committee discussed with the independent auditors the matters required to be discussed by PCAOB Rule 3526 “Communication with Audit Committee Concerning Independence,” (iii) the Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors' independence, and (iv) based on the review and discussions, the Audit Committee recommended to the Board of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Respectfully,

Members of the Audit Committee

Richard P. Shanley (Chairman)

W. Dillaway Ayres

Stacy R. Brandom

Compensation Committee. The Compensation Committee of the Board (the “Committee”) annually reviews and approves corporate goals and objectives relevant to total compensation — that is, changes in components of total compensation, including base salary, bonus and equity incentive plan compensation — of the Chief Executive Officer and other executive officers, evaluates their performance against these goals and objectives, and, based on its evaluation, sets their total compensation. The Committee is composed entirely of directors who are independent under the rules of the Nasdaq Global Market and “not interested” directors as defined in the 1940 Act. Each of the Committee members is also a “non-employee director” as defined in Section 16 of the 1934 Act, and is an “outside director,” as defined by Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). In addition, all Committee members meet the independence criteria prescribed by the Nasdaq Global Market for compensation committee membership. The Committee also annually reviews benefits for all employees. The details of the processes and procedures involved in the establishment of executive compensation and benefits are described in the Compensation Discussion & Analysis (“CD&A”) beginning on page 22. The Committee met twice and did not act by unanimous written consent in 2014.

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The Company's full Board, including a majority of the non-interested directors (as defined in Section 2(a)(19) of the 1940 Act), ultimately makes the final decisions regarding the Chief Compliance Officer's compensation and approves grants under the Company’s equity incentive plan made by the Committee for all employees as required by the 1940 Act.

The Compensation Committee Charter is available on the Company's website (http://ir.hhvc.com/governance.cfm).

Role of Compensation Consultant

The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. In 2014, the Committee again engaged Johnson Associates, Inc. (“Johnson Associates”) to advise it on relevant executive pay and related issues. Johnson Associates reports directly to the Committee and not to management. Johnson Associates is independent from the Company, has not provided any services to the Company other than to the Committee, and receives compensation from the Company only for services provided to the Committee. The Committee assessed the independence of Johnson Associates pursuant to SEC rules and concluded that the work of Johnson Associates has not raised any conflict of interest. Mr. Ayres, the Chairman of the Committee, provided information to Johnson Associates regarding the role of each employee, our perceived competition and the Committee's goals with respect to compensation in general. Mr. Jamison, our Chief Executive Officer, also participated in conversations with Johnson Associates regarding overall compensation. During 2014, Johnson Associates assisted the Committee by:

•	Reviewing the Company's cash compensation and competitive market data with respect to private venture capital firms, asset management firms, public companies with similar market capitalizations and compliance professionals; and

•	Reviewing the CD&A.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks or insider participation on the Committee in 2014.

All members of the Committee are independent directors and none of the members is a present or past employee of the Company. No member of the Committee: (i) has had any relationship with us requiring disclosure under Item 404 of Regulation S-K of the 1934 Act; or (ii) is an executive officer of another entity at which one of our executive officers serves on the board of directors.

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Compensation Committee Report on Executive Compensation

Our Compensation Committee presents the following report:

The Committee has reviewed and discussed the CD&A with management and has recommended to the Board that the CD&A be included in this Proxy Statement.

Respectfully,

Members of the Compensation Committee

W. Dillaway Ayres (Chairman)

Dr. Phillip A. Bauman

Stacy R. Brandom

Charles E. Ramsey

Nominating and Management Development Committee. The Nominating and Management Development Committee (the “Nominating Committee”) acts as an advisory committee to the Board by identifying individuals qualified to serve on the Board as directors and on committees of the Board, and to recommend that the Board select the Board nominees for the next annual meeting of shareholders. Additionally, the Nominating Committee supports the development of the Company’s management. The Nominating Committee met once and did not act by unanimous written consent in 2014.

The Nominating Committee annually reviews the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, potential conflicts of interest, diversity, age, skills, including risk assessment skills and specific past experience or particular expertise that would be useful to the Company, and industry backgrounds and knowledge in the context of the needs of the Board and the Company. The Nominating Committee also considers the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation in meetings. In particular, the Nominating Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s business.

While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (skills, industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. The Board believes that director nominees should not be chosen nor excluded solely or largely because of age, race, color, gender, national origin or sexual orientation or identity. Most important, the Board believes that diversity of experience is an important factor to consider when evaluating nominees because of the breadth of our business as a publicly traded, venture capital firm, operating as a business development company in many different industries relating to life sciences.

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The Nominating Committee evaluates all candidates for the Board based on the above qualifications, regardless of whether the candidate was nominated by an officer, Board member or shareholder. The Nominating Committee also conducts annual reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, by reviewing the considerations described above and past contributions to the Board.

The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include:

•	The name of the shareholder and evidence of the person's ownership of shares of the Company, including the number of shares owned and the length of time of ownership;

•	The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if selected by the Nominating Committee and nominated by the Board; and

•	If requested by the Nominating Committee, a completed and signed directors’ questionnaire.

The shareholder recommendation and information described above must be sent to the Company's Secretary, c/o Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, New York 10018, and must be received by the Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of shareholders or, if the meeting has moved by more than 30 days, a reasonable amount of time before the meeting. See “What Are the Deadlines to Nominate Directors or to Propose Other Business for Consideration at the 2016 Annual Meeting of Shareholders?” above for more information about shareholder nominations.

Preliminary interviews of director candidates may be conducted by the Chairman of the Nominating Committee or, at his request, any other member of the Nominating Committee or Board, the Lead Independent Director and the Chairman of the Board. Background material pertaining to director candidates is distributed to the members of the Nominating Committee for their review. Director candidates who the Nominating Committee determines merit further consideration are interviewed by the Chairman of the Nominating Committee and such other Nominating Committee members, directors and key senior management personnel as determined by the Chairman of the Nominating Committee. The results of these interviews are considered by the Nominating Committee in its deliberations. We do not currently pay any third party a fee to assist in the process of identifying and evaluating candidates.

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The Nominating Committee operates pursuant to a written charter approved by our Board. The Nominating and Management Development Committee Charter sets out the responsibilities, authority and duties of the Nominating Committee. The Nominating and Management Development Committee Charter is available on our website (http://ir.hhvc.com/governance.cfm).

Valuation Committee. The Valuation Committee has the full power and authority of the Board in reviewing and approving the valuation of our securities for reporting purposes pursuant to our Valuation Procedures that were established and approved by the Board. The Valuation Committee met six times and did not act by unanimous written consent in 2014.

Independent Directors Committee. The Independent Directors Committee has the responsibility of proposing corporate governance and long-term planning matters to the Board, overseeing compliance and making the required determinations pursuant to the 1940 Act. All of the independent directors are members of the committee. The Independent Directors Committee met four times and did not act by unanimous written consent in 2014.

Executive Officers

Our executive officers who are not nominees for directors are set forth below. Information relating to our executive officers who are nominees for directors is set forth under “Election of Directors – Nominees.” Our executive officers are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

Daniel B. Wolfe. Mr. Wolfe, age 38, has served as President and Chief Operating Officer since January 2009 and as a Managing Director since January 2008. He served as Chief Financial Officer from January 2008 to December 31, 2012, as Treasurer from May 2008 to December 31, 2012, as Principal from January 2007 to January 2008, as Senior Associate from January 2006 to January 2007, as Associate from 2004 to 2005, and as Vice President from July 2004 to January 2008. Since January 2009, he has served as President and Chief Operating Officer and from January 2009 to December 31, 2012, as Chief Financial Officer of H&H Ventures Management, Inc., a wholly owned subsidiary of the Company; and from October 2008 to May 2, 2012, he served as a Director. He is Treasurer, Secretary and a Director of SynGlyco, Inc. (formerly Ancora Pharmaceuticals, Inc.) as well as a Director of SiOnyx, Inc. and Ultora, Inc., privately held companies in which we have investments. He is a Director of Enumeral Biomedical Holdings, Inc., a publicly traded company in which we have an investment. He is a board observer of Laser Light Engines, Inc., and Ensemble Therapeutics Corporation, privately held companies in which we have an investment. Prior to joining us, he served as a consultant to Nanosys, Inc. (from 2002 to 2004), to CW Group (from 2001 to 2004) and to Bioscale, Inc. (from January 2004 to June 2004). He was graduated from Rice University (B.A.), where his honors included the Zevi and Bertha Salsburg Memorial Award in Chemistry and the Presidential Honor Roll, and from Harvard University (A.M., Ph.D., Chemistry), where he was a NSF Predoctoral Fellow.

At our request, Mr. Wolfe was interim Chief Executive Officer of Evolved Nanomaterial Sciences, Inc. (“ENS”), one of our portfolio companies, from July 1, 2007, to September 28, 2007. ENS filed for Chapter 7 bankruptcy on September 30, 2007.

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Misti Ushio. Ms. Ushio, age 43, has served as an Chief Strategy Officer since January 2015 and as a Managing Director since 2011. She served as Executive Vice President from May 2011 to January 2015. She served as Principal from January 2010 to May 2011, as a Vice President from May 2007 to May 2011, and as Associate from May 2007 to December 2009. From June 2006 to May 2007, Ms. Ushio was a Technology Licensing Officer at Columbia University. From May 1996 to May 2006, she was employed by Merck & Co., Inc., most recently as a Senior Research Biochemical Engineer with the Bioprocess R&D group. She is Treasurer and a Director of Promuc, Inc., President and a Director of TARA Biosystems, Inc. and Chairman and President of SynGlyco, Inc. (formerly Ancora Pharmaceuticals, Inc.), as well as a Director of Accelerator IV – New York Corporation, OpGen, Inc., and Senova Systems, Inc., a all privately held companies in which we have investments. She is a board observer of AgBiome, LLC and Mersana Therapeutics, Inc., both privately held companies in which we have investments. Ms. Ushio also serves on the Executive Oversight Committee for the Columbia University Coulter Foundation Grant and the Executive Board for NYU Venture Fund. She was graduated from Johns Hopkins University (B.S.), Lehigh University (M.S., Chemical Engineering) and University College London (Ph.D., Biochemical Engineering).

Patricia N. Egan. Ms. Egan, age 40, has served as Chief Financial Officer since January 1, 2013 and as Chief Compliance Officer since July 1, 2014. She served as Chief Accounting Officer, as a Vice President and as Senior Controller from June 2005 to December 31, 2012. From June 2005 to December 2005, from August 2006 to March 2008 and from May 2008 to December 31, 2008, she served as an Assistant Secretary. Since January 1, 2013, she served as Chief Financial Officer of H&H Ventures Management, Inc., a wholly owned subsidiary of the Company; since January 2006, she served as Treasurer; from January 2006 to January 2012, she served as Secretary; and from January 2012 to December 31, 2012, she served as Chief Accounting Officer, as a Vice President and as Senior Controller. From 1996 to 2005, she was employed by PwC, most recently as a Manager in its financial services group. She was graduated from Georgetown University (B.S.), where her honors included the Othmar F. Winkler Award for Excellence in Community Service. She is a Certified Public Accountant.

Alexei A. Andreev. Mr. Andreev, age 42, has served as an Executive Vice President and as a Managing Director since March 2005. From 2002 to March 2005, he was an Associate with Draper Fisher Jurvetson, a venture capital firm. He is a Director of Adesto Technologies, Corporation, D-Wave Systems, Inc., EchoPixel, Inc., UberSeq, Inc., and he is President and a Director of Ultora, Inc., all privately held companies in which we have investments. He is a board observer of Bridgelux, Inc., and Cambrios Technology Corporation, privately held companies in which we have investments. He is a member of the board of Alberta Centre for Advanced Micro Nano Technology Products (ACAMP). He was graduated with honors in Engineering/Material Sciences (B.S.), in Solid State Physics (Ph.D.) from Moscow Steel and Alloys Institute and from Stanford Graduate School of Business (M.B.A.).

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Blake L. Stevens. Mr. Stevens, age 32, has served as a Vice President since January of 2014 and a Senior Associate since January 1, 2015. He served as an Associate from June 19, 2012 to December 31, 2014.  From September 2010 to December 2012 he acted as the Director of Research & Development and then the Senior Director of Product Realization and Intellectual Property at HzO, Inc., a Harris & Harris Group portfolio company that is commercializing a thin film water protection coating for electronics.  He is Treasurer, Secretary and a Director of TARA Biosystems, Inc., a privately held company in which we have an investment. He was graduated from Northwestern University (Ph.D. in Materials Science & Engineering), Kellogg Business School (Certificate in Management for Scientists and Engineers) and Cornell University (B.Sc. cum laude with honors, Materials Science & Engineering).

Mary P. Brady. Ms. Brady, age 53, has served as Senior Controller since January 1, 2013, and as a Vice President since November 2005. From November 2005 to December 31, 2012, she served as Controller, and as an Assistant Secretary from November 2005 to March 2008. Since January 1, 2013, she served as Senior Controller of H&H Ventures Management, Inc., a wholly owned subsidiary of the Company; since January 2012, she has served as Vice President; and from January 2012 to December 31, 2012, she served as Controller. From 2003 through 2005, she served as a senior accountant at Clarendon Insurance Company in its program accounting group. Prior to that, she was a Senior Associate at PwC in its financial services group. She was graduated Summa Cum Laude from Lehman College (B.S.). She is a Certified Public Accountant.

Related Party Transactions

In the ordinary course of business, the Company enters into transactions with portfolio companies that may be considered related-party transactions. Other than these transactions, for the fiscal year ended December 31, 2014, there were no transactions, or proposed transactions, exceeding $120,000 in which the Company was or is a participant in which any related person had or will have a direct or indirect material interest.

In order to ensure that the Company does not engage in any prohibited transactions with any persons affiliated with the Company, the Company has implemented written procedures, which are set forth in the Company’s Compliance Manual. Our Audit Committee must review in advance any “related-party” transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which such related party had, or will have, a direct or indirect material interest. The Board reviews these procedures on an annual basis.

In addition, the Company’s Code of Conduct for Directors and Employees (“Code of Conduct”), which is signed by all employees and directors on an annual basis, requires that all employees and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and the interests of the Company. Pursuant to the Code of Conduct, which is available on our website (http://ir.hhvc.com/governance.cfm), each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to the Chief Compliance Officer. The Independent Directors Committee is charged with monitoring and making recommendations to the Board regarding policies and practices relating to corporate governance. If there were any actions or relationships that might give rise to a conflict of interest, such actions or relationships would be reviewed and approved by the Board.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10 percent of our common stock, to file reports (including a year-end report) of ownership and changes in ownership with the SEC and to furnish the Company with copies of all reports filed.

Based solely on a review of the forms furnished to us, or written representations from certain reporting persons, we believe that all persons who were subject to Section 16(a) in 2014 complied with the filing requirements.

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Executive Compensation

Compensation Discussion & Analysis

Overview

This Compensation Discussion & Analysis (“CD&A”) describes the material elements of compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and the three most highly paid executive officers (other than the principal executive officer and the principal financial officer) serving as such at the end of 2014 (the “named executive officers”):

•	Douglas W. Jamison, Chairman, Chief Executive Officer and a Managing Director;
•	Patricia N. Egan, Chief Financial Officer and Chief Compliance Officer;
•	Daniel B. Wolfe, President, Chief Operating Officer, and a Managing Director;
•	Alexei A. Andreev, Executive Vice President and a Managing Director; and
•	Misti Ushio, Executive Vice President and a Managing Director.

This CD&A focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year. We also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation for the last completed fiscal year. Pursuant to the written charter of our Committee (for purpose of this CD&A, the “Committee”), the Committee oversees the design and administration of our executive compensation program. The Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive.

Executive Summary

The Committee seeks to retain employees and also to ensure that they are compensated competitively when we recognize gains either through the sale of our portfolio companies or through their completion of initial public offerings (“IPOs”). The Committee believes that retention is especially important for a company of our size (twelve full-time employees and one part-time employee as of December 31, 2014), the specialized nature of our business and the long-term nature of our venture capital investments.

In 2014, the main elements of our compensation program were base salary, bonus, vesting of equity awards in the form of restricted stock granted in 2012 and other benefits and perquisites. None of the named executive officers received an increase in base salary nor a cost of living adjustment for 2014.

In October of 2013, the Committee used its discretion to award an additional bonus for the purpose of retention at a time the Company was seeking to develop investment partnerships to Mr. Jamison, Ms. Egan, Mr. Wolfe, Mr. Andreev and Ms. Ushio of $50,000, $20,000, $50,000, $50,000 and $50,000 respectively, which was paid in September of 2014. Additionally, for 2014, the Committee awarded year-end bonuses based on: 1) the data provided by Johnson Associates for what we describe below as the “Referenced Group”; 2) performance goals (as discussed in more detail below); and 3) the importance of retaining employees, particularly deal team members who have investment track records. For 2014, the total bonuses paid to the named executive officers aggregated $570,000 as compared with $640,000 and $165,000 for 2013 and 2012, respectively. In October of 2014, the Committee also used its discretion to award an additional bonus to be paid to the named executive officers during the first six months of 2015 in the amounts of $50,000, $30,000, $50,000, $50,000, and $50,000 to each of Mr. Jamison, Ms. Egan, Mr. Wolfe, Mr. Andreev and Ms. Ushio, respectively, based on the named executive officer's continued service with the Company.

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The named executive officers did not receive any grants of restricted stock pursuant to the Amended and Restated Harris & Harris Group, Inc. 2012 Equity Incentive Plan (the “Stock Plan”) in 2014. In 2012, the named executive officers received grants of restricted stock pursuant to the Stock Plan that were intended to cover at least a three year period. In 2014, a total of 87,770 shares (prior to shares withheld for payment of taxes) of restricted stock vested for the named executive officers. From the initial 2012 grant, the named executive officers have a total of 1,004,770 shares of restricted stock outstanding as of the date of this Proxy Statement. A total of 786,000 shares vest when our volume-weighted stock price is at or above pre-determined stock price targets over a 30-day period ("market-based awards"). These pre-determined stock price targets range from $5.00 per share to $9.00 per share. The remaining 218,770 shares have vesting dates ranging from June 30, 2015, through June 30, 2017, based on the named executive officer's continued service with the Company. The Committee does not currently anticipate making any future stock option grants, although it may make further restricted stock grants in 2015 or beyond.

Our named executive officers do not have employment agreements or any special benefits or perquisites that are not available to all employees, nor do they participate in any deferred compensation plans.

While the Committee considers the financial performance of the Company and its portfolio companies when it makes compensation decisions, it is cognizant that based on the nature of making venture capital investments in early-stage companies, most of which are currently privately held, financial performance, including the Company’s stock price, must be considered in the context of the long-term nature of our business.

2014 Shareholder Vote on Executive Compensation

In May 2014, the Company held a shareholder advisory vote to approve the compensation paid to our named executive officers for 2013, which resulted in 94 percent of the votes cast, not including abstentions, approving such compensation. The Committee considered the results of the advisory vote in reviewing our executive compensation program, noting the high level of shareholder support, and elected to continue the same principles in determining the types and amounts of compensation to be paid to our named executive officers for 2014. The Committee will continue to focus on responsible executive compensation practices that attract, motivate and retain high performance executives, reward those executives for the achievement of short-term and long-term performance, and support our other executive compensation objectives, including long-term career development and retention goals.

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Compensation Program Objectives and Philosophy

In General. The objectives of the Company’s compensation program are to:

•	attract, motivate and retain employees by providing market-competitive compensation while preserving Company resources;
•	maintain our leadership position as a venture capital firm; and
•	align management’s interests with shareholders’ interests.

To achieve the above objectives, the Committee designed a total compensation program in 2014 for our named executive officers composed of a base salary, bonus opportunities, existing equity in the form of restricted stock and other benefits and perquisites. The Committee believes that the equity component of compensation is a crucial component of our compensation package. No additional shares of restricted stock were granted in 2014 because the 2012 restricted stock grant was intended to cover a three-year period. Shares of restricted stock are utilized for long-term incentive and to make the Company’s compensation program more competitive, particularly when compared with compensation programs of private partnerships that, unlike the Company, are able to award carried interest currently taxable as long-term gains and to permit co-investments in deals. Our executive compensation programs and related data are reviewed throughout the year and on an annual basis by the Committee to determine whether the compensation program is providing its intended results.

The Committee believes that retention is especially important for a company of our size and the specialized nature of our business. Our employees have been selected and trained to support our focus on investments in companies enabled by BIOLOGY+, which we refer to as investments in interdisciplinary life science companies where biology innovation is intersecting with innovations in areas such as electronics, physics, materials science, chemistry, information technology, engineering and mathematics, and to provide the administration necessary to comply with the specialized regulatory environment required of a business development company. Our BIOLOGY+ investment focus requires highly specialized scientific knowledge. There are relatively few individuals who have both such scientific knowledge and venture capital experience. Additionally, our business development company structure requires specialized management, administrative, legal and financial knowledge of our specific regulatory regime. Because there are very few business development companies, and because we are among the few focusing solely on venture capital equity investments, it could be difficult to find replacements for certain executive, compliance and financial positions.

Competitive Market. For our investment team members, the competition for retention and recruitment is primarily private venture capital firms, UK-listed public IP companies, hedge funds, asset management firms, venture-backed companies and, to a lesser extent, investment banking firms. Venture capital funds commonly pay at least 20 percent of the realized profits (including capital gains), or carried interest, of each newly raised fund to the management firm, which awards interests to its partners and employees. For our compliance and accounting professionals, in addition to the foregoing, the competition is other public companies without regard to industry, asset management companies, including private equity funds, and accounting firms. The Company does not have a readily identifiable peer group because most business development companies are not early-stage venture capital companies, and most other early-stage venture capital companies are not publicly traded. Thus, we do not rely exclusively on the use of peer comparison groups in the design of our compensation program. As one factor in determining compensation, we utilize compensation comparables, on an individual basis, to the extent that they seem appropriately analogous, as provided to the Committee by its independent compensation consultant.

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Compensation Process. On an annual basis, the Committee reviews and approves each element of compensation for each of our executive officers, taking into consideration the recommendation of our CEO (for compensation other than his own) in the context of the Committee’s compensation philosophy, to ensure that the total compensation program and the weight of each of its elements meets the overall objectives discussed above. The Committee also reviews tallies that include each element of compensation for the CEO and the Chief Compliance Officer. For the Chief Compliance Officer, the Committee recommends her compensation to the full Board, for approval by at least a majority of the non-interested directors (as defined in Section 2(a)(19) of the 1940 Act). None of our employees have employment agreements and they are all “at will” employees.

In 2014, an independent compensation consultant, Johnson Associates, supplied the Committee with market data on all full-time positions. The information provided for 2014 was for private equity firms, venture capital firms and investment management firms, and was adjusted to reflect compensation for a venture capital firm with $100 to $200 million in assets under management. Data was also provided for venture capital firms with larger market capitalizations and public companies with comparable market capitalizations. Further data was provided for 1940 Act compliance personnel (collectively, the “Referenced Group”). The independent consultant did not identify the names of companies included in the Referenced Group.

The Committee considers recommendations from the CEO regarding compensation, along with factors such as individual performance reviews and current and potential impact on Company performance, reputation, skills and experience. When determining compensation, the Committee considers the importance of retaining certain key officers whose replacement would be challenging owing to the Company’s status as a 1940 Act company and owing to its BIOLOGY+ specialty. In determining overall compensation, the Committee also considers the highly specialized nature of certain positions and the multiple roles that individuals play in a company with relatively few employees in determining overall compensation.

When addressing executive compensation matters, the Committee generally meets outside the presence of all executive officers except our CEO, who leaves the meeting when his compensation is reviewed.

Regulatory Considerations. The 1940 Act permits internally managed business development companies to either pay out up to 20 percent of net income after taxes calculated on an annual basis through the implementation of a profit-sharing plan or issue up to 20 percent of shares issued and outstanding through implementation of an equity incentive plan. As noted above, we have issued restricted stock awards under the Stock Plan.

Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation paid to their CEO or any of their four other most highly compensated executive officers (other than the CFO), to the extent that compensation exceeds $1 million per covered officer in any fiscal year. However, to the extent compensation qualifies as performance-based, the limitation does not apply. Although we have designed the Stock Plan with the intention that awards made thereunder may qualify as performance-based compensation under Section 162(m) of the Code, we generally pay, and reserve the right to pay, amounts thereunder that do not qualify as such performance-based compensation if we determine such payments to be appropriate in light of our compensation objectives from time to time.

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Our status for federal income tax purposes as a regulated investment company under Subchapter M of the Code makes the deductibility of our compensation arrangements a much less important factor for the Committee to consider than it would be if we were an operating company. The Company presently has more operating expenses than it can deduct for tax purposes, even before equity compensation. As a regulated investment company, the Company cannot, however, deduct operating expenses from its long-term capital gains, which are its most significant form of income. In addition, under Subchapter M of the Code, the Company cannot carry forward or backward any unused operating expenses from one year to future or prior tax years.

Compensation Components

The principal elements of our executive compensation program for 2014 were base salary, bonus, existing equity awards in the form of restricted stock and other benefits and perquisites. The Committee believes that each element is essential to achieve the Company’s objectives as set forth above. The Committee is mindful of keeping cash compensation expenses at as low a level of total operating expenses as is consistent with maintaining our competitiveness to attract and retain high-quality employees.

Base Salaries. We recognize the need to pay our named executive officers, and other employees, a competitive annual base salary. We review base salaries for our named executive officers annually. In 2014, the Committee compared salary ranges for all executive officers against the Referenced Group. Base salaries have historically been adjusted annually for inflation and also based on changes in the marketplace and an executive’s individual performance, salary position among peers, career growth potential and/or a change in responsibilities.

None of the named executive officers received an increase in base salary nor a cost of living adjustment for 2014. In 2014, our Managing Directors without other corporate roles were paid the same base salaries in order to promote teamwork. Our CEO received an additional $21,000 per year and our President/Chief Operating Officer received an additional $11,000 per year, both of whom are also Managing Directors, in light of their special responsibilities. Our CEO’s compensation has remained below market based on the comparables provided by the Committee’s independent compensation consultant.

In 2015, Mr. Jamison’s salary was increased from $332,000 to $350,000 owing to the Committee’s goal to bring Mr. Jamison’s base salary closer to the market comparables provided by the independent compensation consultant. Mr. Wolfe’s salary was increased from $322,000 to $335,000 owing to his responsibilities as President and Chief Operating Officer. Ms. Ushio’s salary was increased from $311,000 to $330,000 owing to her promotion to Chief Strategy Officer. Mr. Andreev’s salary was increased from $311,000 to $325,000 owing to his promotion to Head of West Coast Office. Ms. Egan’s salary was increased from $225,000 to $250,000 owing to her appointment as Chief Compliance Officer as of July 1, 2014.

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Bonuses. According to the Committee’s independent compensation consultant, historically, our overall compensation has not in each instance been competitive for our named executive officers when we have not paid bonuses. If the named executive officers do not receive sufficient cash from base salary in a given year to provide market-competitive total compensation, as determined by the Committee and based on advice from the independent compensation consultant, the Committee may pay the named executive officers cash bonuses, subject to performance goals. In general, we have historically refrained from increasing base salaries, other than cost of living adjustments, from year to year, even when market data has supported an increase, and have used the ability to provide bonuses at the end of the year to provide market-competitive total compensation. We believe this strategy has provided management with the greatest flexibility in managing expenses since a material portion of total compensation is paid out after performance for the year can be evaluated.

In October of 2013, the Committee used its discretion to award an additional bonus to Mr. Jamison, Ms. Egan, Mr. Wolfe, Mr. Andreev and Ms. Ushio of $50,000, $20,000, $50,000, $50,000 and $50,000 respectively, which was paid in September of 2014 and was based on continued service of the named executive on the payment date. The Committee considered the importance of retention at a time the Company pursuing specific plans to find investment partnerships.

In considering the amounts of the year-end bonus levels of our named executive officers for 2014, the Committee took into account:

•	The data provided by Johnson Associates for the Referenced Group;

•	Performance goals (as set forth below); and

•	The importance of retaining employees, particularly deal team members who have investment track records at a time that the Company is pursuing specific plans to seek third party partnerships.

For 2014, year-end bonuses were paid to Mr. Jamison, Ms. Egan, Mr. Wolfe, Mr. Andreev and Ms. Ushio in the amounts of $75,000, $50,000, $75,000, $75,000 and $75,000, respectively. The total bonuses paid to the named executive officers in 2014 aggregated $570,000 as compared with $640,000 and $165,000 for 2013 and 2012, respectively.

In October of 2014, the Committee also used its discretion to award an additional bonus based on specific plans to seek third party partnerships that will be paid to the named executive officers during the first six months of 2015 in the amounts of $50,000, $30,000, $50,000, $50,000, and $50,000 to each of Mr. Jamison, Ms. Egan, Mr. Wolfe, Mr. Andreev and Ms. Ushio, respectively, generally contingent upon their continued service to the Company in 2015 through the date of payment.

In the future, based on market conditions, our cash position and the size of our assets, the Committee may exercise its discretion to (1) award additional bonuses based on individual employee performance or for retention purposes, or (2) not award bonuses regardless whether other compensation is market competitive.

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Performance Goals

To align the 2014 bonus program with our 2014 business strategy, the Committee established the following corporate objectives and weightings:

•	45 percent overall corporate performance;
•	40 percent portfolio company performance; and
•	15 percent personal objectives.

The Committee established the specific objectives by taking into consideration the anticipated corporate objectives during 2014, the stage of development of each of our portfolio companies and the role that each individual plays in achieving the corporate and portfolio company objectives. By way of process, the Committee directed management to propose a set of performance objectives and management proposed the overall corporate performance objectives, the portfolio company objectives and the personal objectives. The Committee and the Chief Executive Officer then engaged in a back and forth dialogue before the Committee adopted the final objectives to be utilized.

Within the specific parameters of approved objectives, the Committee reserved for itself a significant level of discretion in reaching final determinations of achievement levels reached. The determination to reserve such discretion and flexibility arose from the Committee’s realization, based on prior years’ experiences that, given the Company’s business activities and the long-term nature of our investments, as circumstances change throughout a given fiscal year, on a macro and/or a micro level, specific/rigid formulas or guidelines for measuring achievement set in the beginning of a year, if strictly applied, may well incent activity that does not result in, or award bonuses that do not match, actual shareholder value creation in the short term or in the long term. The award criteria finally adopted were designed to provide management with a meaningful guideline for meeting the Committee’s criteria for a bonus award but not guarantee achievement, nor make achievement somewhat inevitable or impossible.

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Overall Corporate Performance

Forty-five percent (45 percent) of the 2014 bonus was to be awarded based on the overall corporate performance of the Company, based on the Committee’s subjective evaluation. The following are illustrative examples of the types of things the Committee members considered in their final determination:

•	Execution of overall business strategy including:

o	achievement of capital return where possible without forcing premature exits;

o	deployment of new capital into growth and select early-stage portfolio companies;

o	increase assets under management through partnership strategy;

•	Growth of net asset value per share over a multi-year period;

•	Management of the Company for stock appreciation and enhancement of market capitalization;

•	Fulfillment of internal control responsibilities;

•	Continued development of robust deal pipelines;

•	Continued improvement of transparency to shareholders;

•	Fostering portfolio company growth;

•	Maintenance of appropriate risk identification and mitigation strategies;

•	Management and alignment of corporate budget with business strategy and capital availability;

•	Consistent optimization of organization staffing and development;

•	Maintenance of appropriate levels of liquidity; and

•	Seeking opportunities to offset our annual expenses.

Portfolio Company Performance

Forty percent (40 percent) of the 2014 bonus was to be awarded based on the portfolio company performance, in accordance with the Committee’s subjective evaluation of performance against objectives identified by Company management and/or the various portfolio companies themselves to which the current management team had deployed capital and in which we held an active interest in 2014. The Committee retained the discretion to place greater or lesser emphasis on a particular portfolio company (or a particular objective) based on those companies in which we exercise a greater or lesser level of influence and control based on factors, including our ownership interest and board representation, identified by the Committee in its discretion. The portfolio company objectives generally fall into the following categories:

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•	Expand management and technical team;
•	Secure grants from foundations, government agencies or other sources;
•	Build development-stage business opportunities;
•	Meet milestones for round of financing;
•	Complete initial testing of pilot facilities;
•	Sign development/licensing/distribution agreements;
•	Sign manufacturing relationships;
•	Continue to make technical progress;
•	Launch first products;
•	Meet revenue, cash flow and bookings targets;
•	Make progress on internal drug development efforts; and
•	Realize value from the sale or IPO of the company.

Named Executive Officer 2014 Personal Objectives

Fifteen percent (15 percent) of the 2014 bonus was to be awarded on personal objective performance. The following table describes the individual objectives established for each of our named executive officers for 2014. Performance against the individual objectives was evaluated by the Committee in light of each participant’s individual roles and responsibilities. The Committee reserved for itself a significant level of discretion in reaching final determinations of achievement levels reached.

Douglas W. Jamison (Objectives consistent with position as Chief Executive Officer, Chairman and Managing Director)

•	Plan for the Company’s strategic growth, including capital needs;

o	Manage the firm for stock appreciation and enhancement of market capitalization;

o	Grow net asset value over a multi-year period;

•	Manage the venture capital portfolio to maximize its value over the life-time of the investments in the portfolio including:

o	provide support for the achievement of milestone targets, and positioning portfolio companies for profitable liquidity events; and

o	Where appropriate, monetize portfolio companies;

•	Fulfillment of internal control responsibilities;

•	Maintain a pipeline of investment opportunities for future growth of the Company; and

•	Increase assets under management through partnership strategy.

Daniel B. Wolfe (objectives consistent with position as President, Chief Operating Officer and Managing Director)

•	Manage the venture capital portfolio to maximize its value over the life-time of the investments in the portfolio including:

o	provide support for the achievement of milestone targets, and positioning portfolio companies for profitable liquidity events; and

o	Where appropriate, monetize portfolio companies;

•	Maintain a pipeline of investment opportunities for future growth of the Company;

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•	Increase assets under management through partnership strategy;

•	Grow net asset value over a multi-year period;

•	Manage operating expenses and oversee corporate cash management;

•	Fulfillment of internal control responsibilities; and

•	Coordinate quarterly valuation process.

Patricia N. Egan (objectives consistent with position as Chief Financial Officer and Chief Compliance Officer (“CCO”))

•	Facilitate transparency and ensure accuracy of company disclosure;

•	Support quarterly valuation process;

•	Fulfillment of internal control responsibilities;

•	Support strategic growth initiatives including efforts to increase assets under management;

•	Manage the process and accuracy of all financial disclosures, including the filing of Form 10-Ks and Form 10-Qs;

•	Coordinate compliance program as required by the 1940 Act;

•	Implement all newly created regulatory compliance/corporate governance requirements; and

•	Coordinate accuracy and regulatory compliance of company disclosure.

Alexei Andreev (objectives consistent with position as Executive Vice President and Managing Director)

•	Manage the venture capital portfolio to maximize its value over the life-time of the investments in the portfolio including:

o	provide support for the achievement of milestone targets, and positioning portfolio companies for profitable liquidity events; and

o	Where appropriate, monetize portfolio companies;

•	Maintain a pipeline of investment opportunities for future growth of the Company;

•	Fulfillment of internal control responsibilities;

•	Increase assets under management through partnership strategy; and

•	Grow net asset value over a multi-year period.

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Misti Ushio (objectives consistent with position as Executive Vice President and Managing Director)

•	Manage the venture capital portfolio to maximize its value over the life-time of the investments in the portfolio including:

o	provide support for the achievement of milestone targets, and positioning portfolio companies for profitable liquidity events; and

o	Where appropriate, monetize portfolio companies;

•	Maintain a pipeline of investment opportunities for future growth of the Company;

•	Increase assets under management through partnership strategy;

•	Fulfillment of internal control responsibilities; and

•	Grow net asset value over a multi-year period.

Annual Bonus Targets

The Committee annually awards bonuses to our named executive officers. These awards are approved annually based on the Committee’s assessment of the achievement of performance goals established at the beginning of the year. The Committee also has discretion to award bonuses for extraordinary performance. Examples could include, but are not limited to, value-driving events that are not envisioned by the performance goals for 2014, extraordinary performance of portfolio companies reflected in value increases, and extraordinary performance in providing additional capital to the company.

In 2013, the Committee approved corporate objectives and the below target award levels for 2014 for our named executive officers. “Bonus” means the percentage of annual salary an employee would be eligible for in bonus if the 2014 performance goals were attained. “Board Discretionary” means the additional percentage of annual salary an employee would be eligible for in bonus for extraordinary performance.

The Committee can reserve the right to approve bonus amounts below this level or above this level at their discretion.

		Bonus	Board Discretionary

CEO	Douglas Jamison	50%	an additional 50%
President	Daniel Wolfe	40%	an additional 40%
Managing Director	Misti Ushio	35%	an additional 35%
Managing Director	Alexei Andreev	35%	an additional 35%
CFO, CCO	Patti Egan	25%	at discretion

Achievement of Performance Objectives in 2014

The following table sets forth the performance objectives for our 2014 cash incentive program, the payout level for the program and the principal factors affecting the determination of the completion of the objectives as of October 29, 2014, the Committee meeting date, and projections through December 31, 2014.

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Performance Objectives	Payout Level (as a Percentage of total target)	Factors Affecting Determination

Overall Corporate Performance (45% of aggregate target amount)	35%	In approving a payout of 35 percent of the target award total in this category, the most significant factor considered by the Committee was the fact that the Company realized $8.96 million of cash in portfolio company investments through the third quarter of 2014, with Molecular Imprints, Inc. contributing $6.8 million, Solazyme, Inc. contributing $1.5 million and Champions Oncology, Inc contributing $.06 million. The Committee further noted that the Company made new investments in 2014 in Uberseq, Inc., Tara Biosystems, Inc. and in New York City Accelerator. In the aggregate, the Committee concluded that the Company had made progress on many of the Company’s 2014 objectives in some fashion. The Committee noted that the Company’s net asset value per share (“NAV”) and the stock price had not increased and the Company had not finalized a partnership for managing third party capital.

Portfolio Company Performance (40% of aggregate target amount)	32%

In approving a payout of 32 percent of the target award total in this category, the Committee noted that the Company’s private portfolio companies performed well in 2014. Many of the private portfolio companies had significant, positive financial events and partnerships and multiple companies are engaging or have engaged parties to seek liquidity events over the coming year(s). Most importantly, the Committee noted that Enumeral Biomedical Holdings completed a successful reverse merger and raised $21.5 million as part of this transaction, that Molecular Imprints, Inc. sold its core business to Canon and that the company realized a gain on the initial payment and hopes to receive escrow and milestone payments for additional realized gains and that the Company also monetized some of its Champions Oncology and Solazyme shares in 2014. The Committee also noted that SiOnyx was not able to raise a financing.

Personal Objectives (15% of aggregate target amount)	8 to 11%	In approving a payout of 8% out of 15% for Mr. Jamison and 11% out of 15% for the other named executive officers of the target award total in this category, the Committee noted that most of the personal performance goals were met, with special emphasis on the Managing Directors’ role in managing the venture capital portfolio. The Committee noted that for the CEO, the stock price decreased, and for all the Managing Directors, we did not consummate a partnership that provides third party capital to manage in 2014. The Committee noted the need to continue our focus on growing NAV, getting to liquidity events in the portfolio and continuing our focus on raising assets under management through managing third party money.

Equity Incentive Awards. Our equity incentive awards are meant to substitute for carried interest that our investment professionals likely would receive were they employed by private-sector venture capital firms, which typically pay at least 20 percent of profits before any taxes to such employees as incentive compensation. Further, that carried interest is usually in the form of capital gains, not ordinary income. Therefore, the Committee annually reviews the implementation of our equity incentive plan to ensure that there is enough vesting of equity incentive grants over time so that our named executive officers are compensated competitively in the event that the Company’s portfolio companies have exit opportunities through IPOs or acquisitions, balanced with the intention of aligning our named executive officers’ interests with the interests of shareholders.

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The named executive officers did not receive any grants of restricted stock pursuant to the Stock Plan in 2014. However, in 2012, the named executive officers received grants of restricted stock pursuant to the Stock Plan that were intended to cover a three-year period. In 2014, a total of 87,770 shares (prior to shares withheld for payment of taxes) of restricted stock vested for the named executive officers. From the initial 2012 grant, the named executive officers have a total of 1,004,770 shares of restricted stock outstanding as of the date of this Proxy Statement. A total of 786,000 awards vest when our volume-weighted stock price is at or above pre-determined stock price targets over a 30-day period ("market-based awards"). These pre-determined stock price targets range from $5.00 per share to $9.00 per share. The remaining 218,770 shares have vesting dates ranging from June 30, 2015, through June 30, 2017, based on the named executive officer's continued service with the Company. The Committee does not currently anticipate making any future stock option grants although it may make further restricted stock grants in 2015 or beyond.

The Committee grants awards under the Stock Plan in order to compete with the Referenced Group to retain the specially qualified and trained personnel that have been carefully recruited and developed for the Company’s specialized business. Because our primary competitors are organized as private partnerships, they can afford for cash compensation to be a large percentage of their total expenses. Unlike us, they are not prohibited from paying out at least 20 percent of their profits to key employees, primarily in the form of long-term capital gains. They also, unlike us, are permitted to grant their employees co-investment rights.

Issuance of shares of restricted stock, whose vesting is subject to performance goals, will not create the selling of shares in the market that took place historically with exercises and sales of stock options through cashless exercises, and will accordingly be more efficient in building management ownership in the Company than the use of stock options. The Committee has discussed the need to retain employees at the current time while the Company is implementing plans to grow the Company’s assets through implementing partnerships. As the Committee plans for potential future equity incentive award grants and in the ordinary course reviews its share retention guidelines annually, it will also consider the balance between employee retention and its goal to align shareholder and employee interests.

Generally, the Committee is made aware of the tax and accounting treatment of various compensation alternatives. Generally Accepted Accounting Principles (“GAAP”) require us to record the fair value of equity awards on the date of grant as a component of equity. We account for the Stock Plan in accordance with GAAP, which requires that we determine the fair value of all share-based payments to employees, including the fair value of grants of employee restricted shares, and record these amounts as an expense in the Consolidated Statements of Operations over the vesting period with a corresponding increase to our additional paid-in capital. The increase to our operating expenses is offset by the increase to our additional paid-in capital, resulting in no net impact to our net asset value. Thus, the granting of restricted stock is expected to have no net impact on our net asset value. As a result, although we consider the accounting treatment of granting shares of restricted stock, we do not regard the accounting treatment to be a dominant factor in the form and/or design of awards. Upon vesting, the restricted shares are added to our shares outstanding which decreases our net asset value per share.

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Benefits and Perquisites. We provide the opportunity for our named executive officers and other full-time employees to receive certain perquisites and general health and welfare benefits, which consist of life and health insurance benefits, reimbursement for certain medical expenses and gym membership fees. We offer participation in the Harris & Harris Group, Inc. Employee Stock Purchase Plan, which allows employees to buy shares of the Company in the open market up to four times per year, at the closing price on the Nasdaq Global Market using post-tax payroll deductions. We also offer participation in our defined contribution 401(k) plan. For the year ended December 31, 2014, the Committee approved a 401(k) plan match of 100 percent of employee contributions up to the annual maximum of $17,500 (or $23,000 for employees age 50 or over). In 2014, our executive officers, including our Chief Executive Officer, Mr. Jamison, received the same benefits and perquisites as our full-time administrative employees. None of our named executive officers are currently entitled to any non-qualified deferred compensation benefits.

Internal Pay Equity

In 2014, the Committee discussed the internal pay equity of the named executive officers. The Committee noted that our investment professionals work together as a team rather than as a collection of individuals, which had been the historical basis for the Committee's decision in most years to pay all Managing Directors identical bonuses, regardless of any other corporate duties. However, based on comparables as provided by Johnson Associates, the Committee’s independent compensation consultant, the Committee has differentiated the CEO and President base salary to be more in line with the data from the independent compensation consultant as compared with the Referenced Group. Even with this salary increase, Mr. Jamison’s salary remains below market comparables. In 2015, Mr. Jamison’s salary was increased from $332,000 to $350,000 owing to the Committee’s goal to bring Mr. Jamison’s base salary closer to the market comparables provided by the independent compensation consultant. The other named executive received salary increases in 2015 based on other corporate duties.

The Committee further noted that the Managing Directors should receive a higher bonus than other employees based on their income-generating role and to keep their total compensation competitive with the Referenced Group.

Share Ownership Guidelines

Officers:

Each named executive officer is subject to a share retention requirement until such time as he or she meets a minimum share ownership percentage level. For the Managing Directors, the minimum share ownership percentage level is 1.5 percent of the total shares issued and outstanding. For the Chief Financial Officer/Chief Compliance Officer, the percentage is a smaller percentage of the issued and outstanding shares based on the number of equity incentive awards granted as compared with the number granted to the Managing Directors for the last tranche of awards granted in 2012.

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Each named executive officer generally must retain all shares of restricted stock after forfeiture restrictions have lapsed. Once the officer has met the retention requirement, however, he or she may establish a 10b5-1 trading plan to sell any number of shares over the minimum retention amount retained through the issuance of restricted stock or otherwise.

In 2014, the named executive officers collectively increased their ownership by 65,790 shares by buying through the share purchase plan or in the open market and through the vesting of restricted shares (after shares withheld for payment of taxes). As of April 9, 2015, none of the named executive officers has met the minimum share ownership requirements, and accordingly, the named executive officers remain subject to the retention requirement.

The Committee may grant waivers to the foregoing Share Ownership Guidelines with respect to the named executive officers of the Company if it deems it necessary in order to retain employees. No waivers have been required to date. Additionally, the Committee will in the ordinary course review these Share Ownership Guidelines on an annual basis and will consider the balance between employee retention and its goal to align shareholder and employee interests.

Directors:

The Board believes that the Company's non-employee Directors should also own and hold shares of common stock of the Company to further align their interests and actions with interests of the Company's shareholders. Non-employee Directors of the Company are encouraged to buy shares of the Company's common stock with an appropriate percentage (as determined by each Director) of the fees received for their service on the Board or Board committees, and to hold those shares as long as they serve on the Board. In order to facilitate these acquisitions, the Company assists in establishing a brokerage account in each Director’s name at a brokerage firm approved by the applicable Director. The Company obtains from each Director on an annual basis a participation election that will identify the percentage, if any, of the Director’s fees for services (including the retainer) that he or she directs to be used to purchase shares of the Company’s stock in the open market. The Company deposits such amounts in the applicable Director’s broker account at the time that fees are paid. The Company, the broker and the Directors work together to take all actions necessary such that the purchases of Company shares are made in accordance with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934. Directors participating in the Amended and Restated Harris & Harris Group, Inc. 2012 Equity Incentive Plan, or any successor equity incentive plan pursuant to which Directors are granted shares of restricted stock, the non-employee Director is expected to retain 100 percent of the shares after forfeiture restrictions have lapsed for so long as he or she remains a Director. In 2014, the non-employee Directors collectively increased their ownership by 58,880 shares by buying in the open market or through the vesting of restricted shares.

Clawback Policy (Recoupment)

If the Board determines that an executive officer has engaged in fraud, willful misconduct or a violation of Company policy that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Committee will review all performance-based compensation awarded to or earned by that executive officer on the basis of performance during fiscal periods materially affected by the restatement. This would include annual cash incentive/bonus awards and all forms of equity-based compensation. If, in the Committee’s view, the performance-based compensation would have been materially lower if it had been based on the restated results, the Committee will, to the extent permitted by applicable law, seek recoupment from that executive officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances.

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In determining whether to recover a payment, the Committee shall take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation. The Committee shall have sole discretion in determining whether an executive officer’s conduct has or has not met any particular standard of conduct under law or Company policy.

Remuneration of Named Executive Officers

2014 Summary Compensation Table

The following table sets forth a summary for the years ended December 31, 2014, December 31, 2013, and December 31, 2012, of the cash and non-cash compensation paid to our named executive officers. The primary elements of each named executive officer's total compensation reported in the table are base salary, bonus and equity incentives consisting of restricted stock in 2012. The Summary Compensation Table should be read in conjunction with the CD&A and the other tables and narrative descriptions that follow.

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Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Douglas W. Jamison	2014	332,000	125,000	(2)	0	17,651(3)	474,651
Chairman, Chief Executive Officer	2013	332,000	150,000		0	17,645	499,645
and a Managing Director	2012	325,000	45,000		861,720	17,135	1,248,855	(5)
Patricia N Egan	2014	225,000	70,000	(2)	0	17,600(3)	312,600
Chief Financial Officer	2013	225,000	40,000		0	17,598	282,598
and Chief Compliance Officer	2012	194,000	15,000		315,964	17,097	542,061	(5)
Daniel B. Wolfe	2014	322,000	125,000	(2)	0	17,617(3)	464,617
President, Chief Operating	2013	322,000	150,000		0	17,615	489,615
Officer, and a Managing Director	2012	315,000	35,000		861,720	17,113	1,228,833	(5)
Alexei A. Andreev	2014	311,000	125,000	(2)	0	17,500(4)	453,500
Managing Director, Executive	2013	311,000	150,000		0	17,500	478,500
Vice President	2012	304,000	35,000		861,720	17,000	1,217,720	(5)
Misti Ushio	2014	311,000	125,000	(2)	0	17,644(3)	453,644
Managing Director,	2013	311,000	150,000		0	17,643	478,643
Executive Vice President	2012	304,000	35,000		861,720	17,142	1,217,862	(5)

(1)	The figures in this column do not represent amounts actually paid to the named executive officers, but represent the GAAP-based grant date fair value for all shares of restricted stock granted in 2012, calculated in accordance with FASB ASC Topic 718. We did not grant awards of restricted stock in 2014 or 2013. We use the Lattice models to calculate compensation cost for performance-based restricted stock awards under GAAP. The fair value of service-based restricted stock awards is calculated using the closing share price on the date of grant under GAAP. You may find more information about the assumptions we use in the Lattice models in our 2014 Annual Report on Form 10-K in Note 7. Stock-Based Compensation. These shares of restricted stock are subject to forfeiture restrictions.

(2)	Amount includes for Mr. Jamison, Ms. Egan, Mr. Wolfe, Mr. Andreev and Ms. Ushio $50,000, $20,000, $50,000, $50,000 and $50,000, respectively, paid in September of 2014 as a discretionary bonus for the purpose of retention and $75,000, $50,000, $75,000, $75,000 and $75,000, respectively, paid at year-end based on the achievement of performance goals and other factors.

(3)	Amounts reported for 2014 represent our contributions to the Harris & Harris Group, Inc. 401(k) Plan ($17,500 for 2014) and group term life insurance premiums paid on behalf of the named executive officer. The named executive officers did not earn any other compensation reportable in this column for 2014 that met the threshold reporting requirements.

(4)	Amounts reported for 2014 represent our contributions on behalf of Mr. Andreev to the Harris & Harris Group, Inc. 401(k) Plan. Mr. Andreev did not earn any other compensation reportable in this column for 2014 that met the threshold reporting requirements.

(5)	Includes shares of restricted stock subject to forfeiture restrictions.

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2014 Cash Compensation Table

As required by federal proxy rules, the amounts listed in the Stock Awards column of the Summary Compensation Table above are not actual amounts paid to the named executive officers, but represent the GAAP-based grant date fair value of shares of restricted stock granted in 2012. To reflect the amount of actual income for each named executive officer received in a particular year, in the supplemental table below we have removed the Stock Awards column and added a column for Value Realized on Shares Vested, which represents the taxable income for shares of restricted stock vested. Amounts in the Values Realized on Shares Vested column are held in shares of the Company pursuant to the Company’s share retention requirements. Amounts column include total cash value earned before the named executive officer satisfied the Company's share retention requirements. The 2014 Cash Compensation Table, which is not required by the federal proxy rules, should be read in conjunction with the Summary Compensation Table, the CD&A and the other tables and narrative descriptions that follow.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Value Realized on Shares Vested ($)	All Other Compensation ($)	Total ($)
Douglas W. Jamison	2014	332,000	125,000	61,641	17,651	536,292
Chairman, Chief Executive Officer	2013	332,000	150,000	59,598	17,645	559,243
and a Managing Director	2012	325,000	45,000	99,000	17,135	486,135
Patricia N. Egan	2014	225,000	70,000	22,602	17,600	335,202
Chief Financial Officer and	2013	225,000	40,000	21,852	17,598	304,450
Chief Compliance Officer	2012	194,000	15,000	36,300	17,097	262,397
Daniel B. Wolfe	2014	322,000	125,000	61,641	17,617	526,258
President, Chief Operating	2013	322,000	150,000	59,598	17,615	549,213
Officer, and a Managing Director	2012	315,000	35,000	99,000	17,113	466,113
Alexei A. Andreev	2014	311,000	125,000	61,641	17,500	515,141
Managing Director, Executive	2013	311,000	150,000	59,598	17,500	538,098
Vice President	2012	304,000	35,000	99,000	17,000	455,000
Misti Ushio	2014	311,000	125,000	61,641	17,644	515,285
Managing Director, Executive	2013	311,000	150,000	59,598	17,643	538,241
Vice President	2012	304,000	35,000	99,000	17,142	455,142

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2014 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2014.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Douglas W. Jamison	230,100(1)	678,795
Patricia N. Egan	84,370(2)	248,892
Daniel B. Wolfe	230,100(1)	678,795
Alexei A. Andreev	230,100(1)	678,795
Misti Ushio	230,100(1)	678,795

(1)	9,900 shares will vest on June 30, 2015; 10,200 shares will vest on December 31, 2015; 9,900 shares will vest on June 30, 2016; 9,900 shares will vest on December 31, 2016; and 10,200 shares will vest on June 30, 2017, subject to the named executive officer still being employed by us on the respective vesting date. However, in the event of termination prior to a vesting date due to death or disability, restrictions on time-based awards lapse to the extent the award otherwise would have vested within six months from termination. 36,000 shares will vest when the volume weighted stock price over a 30-day period is at or above each of $5.00, $6.00, $7.00, $8.00 and $9.00, subject to the named executive officer still being employed by us on the respective vesting date.

(2)	3,630 shares will vest on June 30, 2015; 3,740 shares will vest on December 31, 2015; 3,630 shares will vest on June 30, 2016; 3,630 shares will vest on December 31, 2016; and 3,740 shares will vest on June 30, 2017, subject to Ms. Egan still being employed by us on the respective vesting date. However, in the event of termination prior to a vesting date due to death or disability, restrictions on time-based awards lapse to the extent the award otherwise would have vested within six months from termination. 13,200 shares will vest when the volume weighted stock price over a 30-day period is at or above each of $5.00, $6.00; $7.00; $8.00 and $9.00, subject to Ms. Egan still being employed by us on the respective vesting date.

2014 Option Exercises and Stock Vested

The following table sets forth information regarding shares of restricted stock for which forfeiture restrictions lapsed during the fiscal year ended December 31, 2014. None of the named executive officers held or exercised stock options in 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Douglas W. Jamison	20,100	61,641
Patricia N. Egan	7,370	22,602
Daniel B. Wolfe	20,100	61,641
Alexei A. Andreev	20,100	61,641
Misti Ushio	20,100	61,641

(1)	Number of shares acquired upon vesting is before withholding of vesting shares by the Company to satisfy tax withholding obligations. Each of our named executive officers elected to satisfy tax withholding obligations by having the Company withhold a portion of the vesting shares.

(2)	Value realized upon vesting is based on the closing trading price per share of our common stock on the vesting dates ($3.18 on June 30, 2014, and $2.95 on December 31, 2014).

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Potential Payments upon Termination or Change in Control

None of our executive officers is party to a change in control or severance agreement with us. Our restricted stock award agreements contain a provision that upon a change of control, the awards of restricted stock would vest immediately. Other than this provision in the restricted stock award agreements, none of our named executive officers is entitled to any special payments solely upon a change in control. The number of shares and value of restricted stock for the named executive officers as of December 31, 2014, that would have vested upon a change of control is shown under the chart entitled "2014 Outstanding Equity Awards at Fiscal Year-End."

Remuneration of Directors

The following table sets forth the compensation paid by us to our directors for the year ended December 31, 2014. During 2014, we did not pay or accrue any pension or retirement benefits for our non-employee directors.

2014 Director Compensation

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)(4)	All Other Compensation ($)	Total ($)
Independent Directors:
W. Dillaway Ayres, Jr.	52,500	7,200	0	59,700
Dr. Phillip A. Bauman	45,000	7,200	0	52,200
Stacy R. Brandom	47,500	7,200	0	54,700
Lucio L. Lanza(1)	57,500	7,200	0	64,700
Charles E. Ramsey	50,000	7,200	0	57,200
Richard P. Shanley	67,500	7,200	0	74,700
Bruce W. Shewmaker(2)	47,500	7,200	0	54,700

Interested Directors:
Douglas W. Jamison	0	0	0	0

(1)	Mr. Lanza resigned as a board member effective March 3, 2015.
(2)	Mr. Shewmaker resigned as a board member effective December 31, 2014.
(3)	2000 shares of restricted stock were granted to each director. 667 shares will vest on May 2, 2015; 667 shares will vest on May 2, 2016; and 666 shares will vest on May 2, 2017, provided that the director has been in continuous service as of that date; provided further, however, that the shares would vest immediately upon a change in control. The figures in this column do not represent amounts actually paid to non-employee directors, but represent the GAAP-based grant date fair value for all shares of restricted stock granted in 2014 based on the closing price of our common stock on the date of grant, in accordance with FASB ASC Topic 718.
(4)	As of December 31, 2014, Messrs Ayres, Bauman, Lanza, Ramsey and Shanley had 3,999 shares of restricted stock outstanding and Ms. Brandom had 2,000 shares of restricted stock outstanding.

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In 2014, the Board of Directors received retainers, paid quarterly in arrears of (1) $20,000 per year for each director, $5,000 per year for committee Chairpersons (except for the Valuation Committee Chairperson), $10,000 per year for the Valuation Committee Chairperson, and $15,000 per year for the Lead Independent Director; and (2) $10,000 per year for service on the Valuation Committee, $7,500 per year for service on the Audit Committee, $5,000 per year for service on the Compensation Committee, $5,000 per year for service on the Nominating Committee and $5,000 per year for service on the Independent Directors Committee.

On April 3, 2012, we received an exemptive order from the SEC permitting us to award shares of restricted stock to our officers, employees and non-employee directors (the “Exemptive Order”). The Exemptive Order provides for a grant of 2,000 shares of restricted stock to our non-employee directors annually on the day of our annual meeting of shareholders for each year. One-third of the shares granted will vest on the anniversary of the grant for a three-year period. As of December 31, 2014, there were no outstanding option awards to outside directors.

42

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

(Proposal No. 2)

PricewaterhouseCoopers LLP (“PwC”) has been selected as the independent registered public accounting firm by our Audit Committee and ratified by a majority of our Board, including a majority of the independent directors by vote cast in person, to audit the accounts of the Company for and during the Company's fiscal year ending December 31, 2015. This selection is subject to ratification or rejection by the shareholders of the Company. The Company knows of no direct or indirect financial interest of PwC in the Company.

Representatives of PwC will not attend the Annual Meeting in person but will be available to respond to questions by telephone.

Fees Paid to PwC for 2014 and 2013

PwC performed various audit and other services for us during 2014 and 2013. The following table presents a summary of the 2014 and 2013 fees billed by PwC:

	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 31, 2013
Audit Fees	450,975	$396,500
Audit-Related Fees	31,000	0
Tax Fees	37,500	37,500
All Other Fees	1,960	1,960
TOTAL FEES:	$521,435	$435,960

Audit Fees

Audit fees include fees for professional services rendered by PwC in connection with its annual audit of the Company's consolidated financial statements, reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q, and assistance with and review of documents filed with the SEC.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under “Audit Fees.” This includes fees billed for consultation regarding financial accounting standards and reporting standards.

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Tax Fees

Tax fees consist of fees billed for professional services for corporate and subsidiary tax compliance, tax advice and tax planning. These services included assistance regarding federal, state, local and international tax compliance.

All Other Fees

All other fees would include fees for products and services other than the services reported above. In 2013 and 2014, these services included an accounting research tool licensed from PwC.

The Audit Committee has determined that the provision of non-audit services that were provided during 2014 is compatible with maintaining PwC's independence in performing audit services for the Company.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” ratification of the appointment of PwC as the independent registered public accounting firm of the Company.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

44

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 3)

In accordance with Section 14A of the 1934 Act, we are providing the Company’s shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, which is described in the section titled “Compensation Discussion & Analysis” and the accompanying tabular and narrative disclosure in this Proxy Statement that are required to be disclosed pursuant to Regulation S-K Item 402.

As described in the section titled “Compensation Discussion & Analysis,” our executive compensation program is designed to attract, motivate and retain employees by providing market-competitive compensation while preserving company resources in order to maintain our leadership position as a venture capital firm. Shareholders are urged to read the Compensation Discussion & Analysis section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. The Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

The Committee seeks to retain employees and also to ensure that, in the future, they are compensated competitively when we recognize gains either through the sale of our portfolio companies or through their completion of IPOs. The Committee believes that retention is especially important for a company of our size (12 full-time employees and one part-time employee as of December 31, 2014), the specialized nature of our business and the long-term nature of our venture capital investments.

In 2014, the main elements of our compensation program were base salary, bonus opportunities, existing restricted stock grants and other benefits and perquisites.

While the Committee considers the financial performance of the Company and its portfolio companies when it makes compensation decisions, it is cognizant that based on the nature of making venture capital investments in early-stage companies, most of which are currently privately held, financial performance, including the Company’s stock price, must be considered in the context of the long-term nature of the business.

Accordingly, the following resolution will be submitted for a shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Harris & Harris Group, Inc. (the “Company”) approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as described in the Compensation Discussion & Analysis section and the accompanying tabular and narrative disclosure set forth in the Proxy Statement for this Annual Meeting.”

This vote is merely advisory and will not be binding upon the Company or the Board. However, the Board values constructive dialogue on executive compensation and other important governance topics with the Company’s shareholders and encourages all shareholders to vote their shares on this matter.

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The Company intends to hold this shareholder advisory vote to approve executive compensation annually until the Company holds its next advisory vote on the frequency of shareholder advisory votes on executive compensation as required pursuant to Section 14A of the 1934 Act.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” this resolution.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

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OTHER BUSINESS

The Board does not intend to bring any other matters before the Annual Meeting and, at the date of mailing of this Proxy Statement, has not been informed of any matter that others may bring before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

Annual Reports on Form 10-K

Our Annual Report on Form 10-K, as filed with the SEC, is being delivered with this Proxy Statement.

We undertake to provide, without charge, to each shareholder as of April 9, 2015, upon the written request of such shareholder, a copy of our Annual Report on Form 10-K and/or our last Quarterly Report on Form 10-Q, including the financial statements and the financial statement schedules, required to be filed with the SEC for our most recent fiscal year and/or quarter. Any shareholder who would like to request a copy of our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q may do so by calling toll-free 1-877-846-9832 or submitting a written request to the following address, which shall contain a representation in good faith that such shareholder was a beneficial owner, as of April 9, 2015, of our securities, entitled to vote:

Investor Relations
Harris & Harris Group, Inc.
1450 Broadway, 24th Floor
New York, NY 10018

By Order of the Board of Directors,

New York, New York	Jacqueline M. Matthews
April 30, 2015	Secretary

47

0

HARRIS & HARRIS GROUP, INC.

1450 Broadway

New York, NY 10018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints DOUGLAS W. JAMISON, DANIEL B. WOLFE and MARY P. BRADY and each of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders to be held on June 5, 2015, or at any postponements or adjournments thereof, to represent and to vote all the shares of common stock of Harris & Harris Group, Inc. that the undersigned is entitled to vote with all powers the undersigned would have if personally present, on the following matters as designated on the reverse side and in their discretion with respect to such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors recommends a vote “FOR” all the nominees listed in Item 1 and “FOR” Items 2 and 3

When properly executed, this proxy will be voted as specified and in accordance with the accompanying proxy statement. If no instruction is indicated, this proxy will be voted “FOR” the nominees listed in Item 1 and “FOR” Items 2 and 3.

(Continued and to be signed on the reverse side)

1.1	14475

ANNUAL MEETING OF SHAREHOLDERS OF

HARRIS & HARRIS GROUP, INC.

June 5, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://ir.hhvc.com/financials.cfm

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

20630300000000000000 0	060515

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND

"FOR" PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: W. DILLAWAY AYRES, JR. DR. PHILLIP A. BAUMAN STACY R. BRANDOM DOUGLAS W. JAMISON CHARLES E. RAMSEY RICHARD P. SHANLEY		2. To ratify, confirm and approve the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2015.	☐	☐	☐
				FOR	AGAINST	ABSTAIN
			3. To cast an advisory vote on executive compensation as described in the Compensation Discussion & Analysis and the accompanying tabular and narrative disclosure as included in the Proxy Statement.	☐	☐	☐

At their discretion, the Proxies are authorized to vote upon such other business, including postponements or adjournments, as may properly come before the meeting or any postponements or adjournments thereof.

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.